EXHIBIT 99.1

Dermata Therapeutics Announces Pricing of $5.0 Million Public Offering

San Diego, CA/ ACCESSWIRE/ March 16, 2023/ Dermata Therapeutics, Inc. (“Dermata,” or the “Company”) (Nasdaq: DRMA; DRMAW), a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin conditions, today announced the pricing of a public offering of 1,618,123 shares of the Company’s common stock (or pre-funded warrants in lieu thereof) and accompanying Series A warrants to purchase up to 1,618,123 shares of common stock and Series B warrants to purchase up to 1,618,123 shares of common stock at a combined offering price of $3.09 per share of common stock (or pre-funded warrant in lieu thereof) and accompanying warrants. The Series A warrants will have an exercise price of $2.82 per share, are exercisable immediately upon issuance and will expire five years following the date of issuance, and the Series B warrants will have an exercise price of $2.82 per share, are exercisable immediately upon issuance and will expire twenty-eight months following the date of issuance. The closing of the offering is expected to occur on or about March 20, 2023, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $5.0 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for general corporate purposes, which includes, without limitation, ongoing research and pre-clinical studies, clinical trials, the development of new biological and pharmaceutical technologies, investing in or acquiring companies that are synergistic with or complementary to our technologies, licensing activities related to our current and future product candidates, and to the development of emerging technologies, investing in or acquiring companies that are developing emerging technologies, licensing activities, or the acquisition of other businesses and working capital.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-270195) originally filed with the Securities and Exchange Commission (“SEC”) on March 1, 2023 and declared effective on March 16, 2023. The offering is being made only by means of a prospectus, which is part of the effective registration statement. When available, electronic copies of the final prospectus may be obtained for free on the SEC’s website located at http://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The Company also has agreed that certain existing warrants to purchase up to an aggregate of 235,849 shares of the Company’s common stock that were previously issued in April 2022 at an exercise price of $21.20 per share and an expiration date of April 26, 2027 will be amended effective upon the closing of the offering such that the amended warrants will have a reduced exercise price of $2.82 per share and will expire five years following the closing of the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Dermata Therapeutics, Inc.

Dermata Therapeutics, Inc. is a clinical-stage biotechnology company focusing on the treatment of medical and aesthetic skin conditions. The Company’s lead product candidate, DMT310, is the Company’s first product candidate being developed from its Spongilla technology platform. DMT310 is a once-weekly topical product candidate derived from a naturally sourced freshwater sponge with multiple unique mechanisms of action. DMT310 has been studied for the treatment of acne, rosacea, and psoriasis. The Company’s second product candidate, DMT410, uses its Spongilla technology as a new method for topical intradermal delivery of botulinum toxin for the treatment of hyperhidrosis and multiple aesthetic skin conditions. Dermata is headquartered in San Diego, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to Dermata’s expectations regarding the completion of the offering, the satisfaction of customary closing conditions related to the offering, the intended use of proceeds from the offering and future financial and/or operating results in this press release constitute forward-looking statements.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors, such as market and other conditions, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as well as other documents filed by the Company from time to time thereafter with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

For more information, contact:

Dermata Therapeutics, Inc.

Sean Proehl

Senior Director, Legal and Business Development

info@dermatarx.com